Exhibit 5

10th Floor, Brunswick House 44 Chipman Hill Saint John, NB Canada E2L 2A9	Correspondence: P.O. Box 7289 Postal Station A Saint John, NB Canada E2L 4S6	Telephone: 506.632.1970 Fax: 506.652.1989 saint-john@smss. corn www. smss.corn

June 13, 2002

CP Ships Limited
62-65 Trafalgar Square
London WC2N 5DY
United Kingdom

Dear Sir/Mesdames:

Re: CP Ships Limited

We are acting as New Brunswick counsel for CP Ships Limited (the “Corporation”) in connection with the supplemental listing application (the “Application”)of the Corporation relating to the listing of 927,000 shares of the Corporation’s common shares, without par value (the “Shares”), pursuant to the adoption by the Corporation of an Employee Stock Purchase Plan dated as of April 1, 2002 (the “Plan”), and the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the registration of the Shares to be issued under the Plan together with attached common share purchase rights (the “Rights”). The terms of the Rights are set forth in the Shareholder Rights Plan Agreement dated as of July 30, 2001 (the “Rights Agreement”) between the Corporation and Computershare Trust Company of Canada.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a)	the Application;

(b)	the Plan;

(c)	the Registration Statement; and

(d)	a resolution of the board of directors of the Corporation dated November 30, 2001 with respect to the adoption of the Plan.

SMSS.COM	Charlottetown	Fredericton	Halifax	Moncton	Saint John	St.John's	Sydney

Assumptions and Fact Reliance

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

In rendering our opinion in paragraph 1 below as to the existence of the Corporation, we have relied exclusively on a certificate of status dated June 7, 2002, issued in respect of the Corporation under the New Brunswick Business Corporation Act.

In rendering our opinion in paragraph 5 below, we have assumed that no employees of the Corporation participating in the Plan are resident in the Province of New Brunswick.

This opinion is limited to the laws of the Province of New Brunswick and the federal laws of Canada applicable therein.

Opinions

Based and relying upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

1.	The Corporation is a corporation duly amalgamated and subsisting under the laws of New Brunswick.

2.	The Shares, upon issuance under the Plan (including, without limitation, the payment of the consideration therefor), will be validly issued, fully paid and non-assessable.

3.	The Plan was duly adopted by the board of directors of the Corporation on November 30, 2001.

4.	The holders of Shares arc not liable to thc Corporation or its creditors in respect of any Shares issued to them.

5.	No order or proceeding of any New Brunswick regulatory authority is a prerequisite to the issuance of any unissued securities covered by the listing application.

6.	The Rights will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated shares have been duly issued and paid for in accordance with the terms of the Plan.

7.	There is no requirement under New Brunswick law that the Plan be approved by the shareholders of the Corporation.

We also confirm that no member of the firm of Stewart McKelvey Stirling Scales is a director or officer of the Corporation.

This opinion is furnished solely for the benefit of the addressee in connection with the listing of the Shares on The New York Stock Exchange and may not be circulated to, or relied upon by, any other person or used for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made apart of the Registration Statement.

Yours very truly,